Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2017 THIRD QUARTER

•	Net Earnings per Diluted Share of $.44
•	Net Sales of Approximately $3.0 Billion, Relatively Flat to Prior Year Quarter on a Comparable Sales Decrease of Approximately 0.3%

UNION, New Jersey, December 20, 2017 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the third quarter of fiscal 2017 ended November 25, 2017.

Third Quarter Results

For the fiscal 2017 third quarter, the Company reported net earnings of $.44 per diluted share ($61.3 million) compared with $.85 per diluted share ($126.4 million) for the fiscal 2016 third quarter. Net sales for the fiscal 2017 third quarter were approximately $3.0 billion, relatively flat to the prior year quarter. Comparable sales in the fiscal 2017 third quarter decreased by approximately 0.3%. Comparable sales from customer-facing digital channels continued to have strong growth while comparable sales from stores declined in the low-single-digit percentage range during the fiscal 2017 third quarter.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.15 per share, to be paid on April 17, 2018 to shareholders of record at the close of business on March 16, 2018.

During the fiscal 2017 third quarter, the Company repurchased approximately $24 million of its common stock, representing approximately 929,000 shares, under its existing $2.5 billion share repurchase program. As of November 25, 2017, the program had a remaining balance of approximately $1.5 billion.

Fiscal 2017

During the conference call with analysts and investors, the Company plans to review its quarterly results and its financial planning assumptions for fiscal 2017, which is a 53-week year.

The Company’s planning assumptions reflect actual results through the fiscal third quarter and the current trends the Company has been experiencing. Based upon its planning assumptions, the Company continues to model net earnings per diluted share for the full year to be about $3.00.

Fiscal 2017 Third Quarter Conference Call

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm ET and may be accessed by dialing 1-800-446-1671, or if international, 1-847-413-3362, using conference ID number 46090929. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 46090929. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com. As of November 25, 2017, the Company had a total of 1,558 stores, including 1,020 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 280 stores under the names of World Market, Cost Plus World Market or Cost Plus, 118 buybuy BABY stores, 83 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 57 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal third quarter, the Company opened two Bed Bath & Beyond stores, three World Market stores, five buybuy BABY stores, two andThat! stores, and two Harmon stores, and closed five Bed Bath & Beyond stores and one buybuy Baby store. The joint venture, to which the Company is a partner, operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth       (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended

	November 25,	November 26,	November 25,	November 26,
	2017	2016	2017	2016

Net sales	$2,954,539	$2,955,484	$8,633,037	$8,681,803

Cost of sales	1,913,478	1,862,710	5,523,302	5,448,544

Gross profit	1,041,061	1,092,774	3,109,735	3,233,259

Selling, general and administrative expenses	932,701	881,491	2,685,517	2,527,977

Operating profit	108,360	211,283	424,218	705,282

Interest expense, net	13,621	18,254	49,367	52,768

Earnings before provision for income taxes	94,739	193,029	374,851	652,514

Provision for income taxes	33,438	66,605	144,037	236,136

Net earnings	$61,301	$126,424	$230,814	$416,378

Net earnings per share - Basic	$0.44	$0.86	$1.65	$2.78
Net earnings per share - Diluted	$0.44	$0.85	$1.64	$2.76

Weighted average shares outstanding - Basic	138,418	147,643	139,872	149,842
Weighted average shares outstanding - Diluted	138,790	148,583	140,381	150,950

Dividends declared per share	$0.150	$0.125	$0.450	$0.375

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	November 25,	November 26,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$453,103	$473,006
Merchandise inventories	3,199,669	3,268,569
Other current assets	287,719	318,725

Total current assets	3,940,491	4,060,300

Long term investment securities	107,709	86,404
Property and equipment, net	1,840,959	1,769,061
Goodwill	716,283	709,400
Other assets	583,436	580,306

	$7,188,878	$7,205,471

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,455,355	$1,621,432
Accrued expenses and other current liabilities	584,121	581,640
Merchandise credit and gift card liabilities	321,591	304,319

Total current liabilities	2,361,067	2,507,391

Deferred rent and other liabilities	520,952	515,294
Income taxes payable	66,061	76,316
Long term debt	1,491,952	1,491,487

Total liabilities	4,440,032	4,590,488

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 341,682 and 339,524, respectively;
outstanding 142,413 and 150,315 shares, respectively	3,417	3,395
Additional paid-in capital	2,039,213	1,956,594
Retained earnings	11,170,287	10,753,801
Treasury stock, at cost; 199,269 and 189,209 shares, respectively	(10,422,816)	(10,044,058)
Accumulated other comprehensive loss	(41,255)	(54,749)

Total shareholders' equity	2,748,846	2,614,983

	$7,188,878	$7,205,471

Certain reclassifications have been made to the Fiscal Year 2016 consolidated balance sheet to conform to the

Fiscal Year 2017 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended

	November 25,	November 26,
	2017	2016

Cash Flows from Operating Activities:

Net earnings	$230,814	$416,378
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	227,407	215,164
Stock-based compensation	52,833	54,298
Deferred income taxes	17,114	36,857
Other	(273)	(1,090)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(290,576)	(405,198)
Trading investment securities	(17,806)	(15,345)
Other current assets	(89,425)	(127,487)
Other assets	(5,034)	(10,289)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	311,430	536,577
Accrued expenses and other current liabilities	90,947	90,595
Merchandise credit and gift card liabilities	11,926	6,408
Income taxes payable	(61,626)	(73,055)
Deferred rent and other liabilities	14,111	20,367

Net cash provided by operating activities	491,842	744,180

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	-	86,240
Capital expenditures	(263,963)	(276,436)
Investment in unconsolidated joint venture	-	(3,318)
Payment for acquisition, net of cash acquired	(6,097)	(200,477)

Net cash used in investing activities	(270,060)	(393,991)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	10,161	20,258
Payment of deferred financing costs	(430)	-
Payment of dividends	(60,058)	(37,358)
Repurchase of common stock, including fees	(207,277)	(375,541)

Net cash used in financing activities	(257,604)	(392,641)

Effect of exchange rate changes on cash and cash equivalents	596	(115)

Net decrease in cash and cash equivalents	(35,226)	(42,567)

Cash and cash equivalents:
Beginning of period	488,329	515,573
End of period	$453,103	$473,006

Certain reclassifications have been made to the Fiscal Year 2016 consolidated statement of cash flows to conform to the Fiscal Year 2017 consolidated cash flows presentation.